Exhibit 5.1

December 18, 2013	Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606-4637 Main Tel +1 312 782 0600 Main Fax +1 312 701 7711 www.mayerbrown.com

Tenneco Inc.

500 North Field Drive

Lake Forest, Illinois 60045

Re:	Registration Statement on Form S-8

Dear Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, to be filed with the Securities and Exchange Commission on or about December 18, 2013, relating to 3,500,000 additional shares of common stock, par value $0.01 per share (the “Shares”), of Tenneco Inc. (the “Company”) issuable pursuant to the Tenneco Inc. 2006 Long-Term Incentive Plan, as amended and restated (the “Plan”).

In rendering the opinion set forth below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Restated Certificate of Incorporation of the Company (as amended), the By-laws of the Company (as amended), the Plan and such corporate records, certificates of public officials and other documentation as we deem necessary or appropriate. We have assumed, without independent investigation, the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons, the conformity to original documents of all documents submitted to us as certified, photostatic, reproduced or conformed copies and the authenticity of the originals of such latter documents.

Based upon the above, and subject to the stated assumptions, we are of the opinion that, when issued in accordance with the terms of the Plan, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

Our opinion set forth herein is limited to the General Corporation Law of the State of Delaware. We express no opinion and make no representation with respect to any other laws or the law of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm in the prospectus contained therein. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Mayer Brown LLP operates in combination with other Mayer Brown entities with offices in Europe and Asia and is associated with Tauil & Chequer Advogados, a Brazilian law partnership.

Mayer Brown LLP

Tenneco Inc.

December 18, 2013

Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or any other document or agreement involved with the issuance of the Shares. We assume no obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.

Very truly yours,

/s/ Mayer Brown LLP

Mayer Brown LLP